Exhibit 99.2

For Immediate Release – March 12, 2009

POLARIS ACQUISITION CORP. ANNOUNCES AMENDMENT TO MERGER
AGREEMENT

New York, NY – March 12, 2009 - Polaris Acquisition Corp. (“Polaris”) (NYSE Alternext: TKP), a special purpose acquisition company, announced today that it has entered into a Second Amended and Restated Agreement and Plan of Merger relating to its previously announced merger with HUGHES Telematics Inc. (“HUGHES Telematics”), a growing telematics company. In connection with the second amended agreement, HUGHES Telematics completed a $50 million private placement of Series B convertible preferred stock with several institutional investors, including current shareholders of Polaris and affiliates of Apollo Management, L.P. The gross consideration to HUGHES Telematics for the Series B preferred stock consists of $37 million of cash and the payment of a $13 million trade payable.

The second amended merger agreement specifies that, in consideration for the private placement financing, Polaris will increase the number of shares of Polaris common stock issued to HUGHES Telematics holders at closing by approximately 5 million to a total of approximately 20 million shares. There is no increase in the number of shares - 59 million - to be issued by Polaris and escrowed at closing pending achievement of stock price targets of $20.00, $24.50 and $30.50 within a five-year period. At the closing of the merger, the Series B preferred shares will convert into the right to receive an aggregate of 5 million of the 20 million initial shares and 7.5 million of the 59 million earn-out shares placed in escrow. The earn-out conditions for the former holders of the Series B preferred shares will be the same as for the other former Hughes Telematics equityholders after the merger.

The second amended merger agreement also extends the termination date for the merger agreement from April 15, 2009 to May 15, 2009 and permits Polaris and HUGHES Telematics to purchase shares of Polaris common stock (or enter into agreements to purchase Polaris common stock) to facilitate the closing of the merger, subject to certain limitations.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Act”) and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Act. Additional information about the terms of the second amended merger agreement, as well as other important information, will be made available shortly in a proxy supplement.

The Polaris special meeting remains scheduled to take place on March 25, 2009 for holders of record on February 6, 2009, as previously announced.

For more information on the merger, visit www.htipolaris.com.

About Polaris Acquisition Corp.
Polaris Acquisition Corp. is a special-purpose acquisition company formed for the purpose of acquiring a growing subscription-based business or assets. Polaris went public on January 17, 2008 and trades on the NYSE Alternext under the ticker “TKP.U”.
For more information, visit www.polarisacq.com.

About HUGHES Telematics
HUGHES Telematics (www.HUGHEStelematics.com) is a leader in implementing the next generation of connected services for the automobile. Centered on a core platform of safety and security offerings, the company develops and manages vehicle- and driver-centric solutions to enhance the driving and ownership experience. Headquartered in Atlanta, Ga., HUGHES Telematics offers a portfolio of consumer, manufacturer, fleet and dealer services provided through two-way connectivity with the vehicle. Networkfleet, Inc., a wholly owned subsidiary of HUGHES Telematics located in San Diego, Ca., offers remote vehicle diagnostics, an integrated GPS tracking and emissions monitoring system for wireless fleet vehicle management.

Cautionary Statement Regarding Forward-Looking Statements
This document contains certain forward-looking statements about Polaris that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to, the risk that the NYSE Alternext may delist Polaris’ securities for failure to comply with any NYSE Alternext listing requirement; the occurrence of any event, change or other circumstances that could give rise to the termination of the second amended merger agreement; the outcome of any legal proceedings that may be instituted against Polaris and others following announcement of the proposal or the second amended merger agreement; the inability to complete the merger due to the failure to obtain stockholder approval; the inability to obtain necessary regulatory approvals required to complete the merger; the risk that the proposed merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the ability to recognize the benefits of the merger or of any combination of Polaris and Hughes; the timing of the initiation, progress or cancellation of significant contracts or arrangements, the mix and timing of services sold in a particular period; and the possibility that Polaris may be adversely affected by other economic, business, and/or competitive factors. Polaris cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in Polaris’ most recent filings with the Securities and Exchange Commission (“SEC”). Polaris is under no duty to update any of the forward-looking statements after the date of this document to conform to actual results.

Important Additional Information Regarding the Merger.
In connection with the proposed merger, on February 12, 2009, Polaris filed a definitive proxy statement with the SEC. Investors and security holders are advised to read the definitive proxy statement as well as all proxy supplements and other relevant documents filed with the SEC when they become available because they contain important information about the merger and the parties to the merger. Investors and security holders may obtain a free copy of the definitive proxy statement, proxy supplements and other documents filed by Polaris at the SEC website at http://www.sec.gov. In connection with the special meeting of Polaris stockholders to approve the adoption of the second amended merger agreement, Polaris has mailed copies of the definitive proxy statement and intends to mail a proxy supplement to Polaris stockholders who are entitled to attend and vote at the special meeting.

Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Polaris stockholders in connection with the proposed merger have been set forth in the definitive proxy statement. You can find information about Polaris’s executive officers and directors in its prospectus, definitive proxy statement, Current Reports on Form 8-K and other documents that have previously been filed with the SEC.